As filed with the Securities and Exchange Commission on February 3, 2021.

Registration No. 333-252275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENSERVCO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	84-0811316
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Richard A. Murphy

Principal Executive Officer

14133 County Rd 9 ½

Longmont, CO 80504

(303) 333-3678

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Douglas T. Holod Maslon LLP 90 South 7th Street, Suite 3300 Minneapolis, MN 55402 Telephone: (612) 672-8313 Fax: (612) 642-8313	James T. Seery Duane Morris LLP 1540 Broadway New York, NY 10036 Tel: (212) 547-5400 Fax: (973) 556-1417

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)(3)	Amount of registration fee
Common Stock, $0.005 par value per share (2)	$8,050,000.00	$878.26 (5)
Pre-funded warrants to purchase shares of common stock and common stock issuable upon exercise thereof (4)
Total	$8,050,000.00	$878.26 (5)

__________

(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares of common stock which may be issued on exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price for the common stock issuable upon exercise of the pre-funded warrants), and as such the proposed aggregate maximum offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $8,050,000.00.

(4)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion Dated February 3, 2021.

3,398,058 Shares of Common Stock

Pre-Funded Warrants to Purchase Up to 3,398,058  Shares of Common Stock

We are offering 3,398,058 shares of common stock, $0.005 par value per share, of Enservco Corporation, a Delaware corporation (the “Company”), in a firm commitment underwritten public offering.

We are also offering to each purchaser, if any, whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.005 per share. For each pre-funded warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of pre-funded warrants offered hereby.

Our common stock is listed on the NYSE American under the symbol “ENSV.” The last reported sale price of our common stock on the NYSE American on February 1, 2021 was $2.06 per share. We do not intend to list the pre-funded warrants on the NYSE American, any other national securities exchange or any other nationally recognized trading system. The actual public offering price of the shares of common stock and the pre-funded warrants will be determined through negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price.  Therefore, the recent market price used throughout this prospectus as an assumed public offering price may not be indicative of the actual public offering price.

An investment in our common stock involves significant risks. You should carefully consider the risk factors beginning on page 6 of this prospectus before you make your decision to invest in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share		Per Pre-Funded Warrant		Total
Public offering price (1)	$	[•]	$	[•]	$	[•]
Underwriting discounts and commissions (1)(2)	$	[•]	$	[•]	$	[•]
Proceeds to us, before expenses	$	[•]	$	[•]	$	[•]

_________________

(1)	The public offering price is $[•] per share of common stock and $[•] per pre-funded warrant.
(2)	Does not include certain expenses of the underwriter. See “Underwriting” beginning on page 30 of this prospectus for additional information regarding underwriting compensation.

We have granted a 45-day option to the underwriter to purchase up to [•] additional shares of common stock solely to cover overallotments, if any.

Delivery of the shares of our common stock and any pre-funded warrants is expected to be made on or about [•], 2021.

__________________

Sole Book-Running Manager

A.G.P.

The date of this prospectus is [•], 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

Prospectus Summary

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should carefully read this entire prospectus and the documents and reports incorporated by reference into this prospectus before making an investment decision, including the information presented under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus and the historical condensed consolidated financial statements and the notes thereto, each included in or incorporated by reference into this prospectus.

In this prospectus, the terms “Enservco,” “Enservco Corporation,” “the Company,” “we,” “our,” “ours” and “us” refer to Enservco Corporation and its subsidiaries.

Overview

Enservco Corporation (“Enservco”) through its wholly-owned subsidiaries (collectively referred to as the “Company”, “we” or “us”) provides various services to the domestic onshore oil and natural gas industry. These services include frac water heating (completion services) and hot oiling and acidizing (production services).

We and our wholly owned subsidiaries provide well enhancement and fluid management services to the domestic onshore oil and natural gas industry. These services include frac water heating (completion services) and hot oiling and acidizing (production services).We own and operate a fleet of approximately 326 specialized trucks, trailers, frac tanks and other well-site related equipment and serve customers in several major domestic oil and gas areas, including the DJ Basin/Niobrara area in Colorado and Wyoming, the Bakken area in North Dakota, the San Juan Basin in northwestern New Mexico, the Marcellus and Utica Shale areas in Pennsylvania and Ohio, the Jonah area, Green River and Powder River Basins in Wyoming, the Eagle Ford Shale in Texas.

Corporate Structure

Our business operations are conducted primarily through our wholly owned subsidiary, Heat Waves Hot Oil Service LLC, a Colorado limited liability company (“Heat Waves”), and Heat Wave’s wholly owned subsidiary, HE Services LLC, a Nevada limited liability company (“HE Services”).

Overview of Business Operations

We primarily conduct our business operations through our principal operating subsidiary, Heat Waves, which provides oil field services to the domestic onshore oil and natural gas industry. These services include frac water heating, hot oiling, pressure testing, acidizing, bacteria and scale treatment, freshwater and saltwater hauling, fluid disposal, frac tank rental, well site construction and other general oil field services. Certain assets utilized by Heat Waves in its business operations are owned by HE Services. We currently operate in the following geographic regions:

●

Eastern USA Region, including the southern region of the Marcellus Shale formation (southwestern Pennsylvania and northern West Virginia) and the Utica Shale formation in eastern Ohio. The Eastern USA Region operations are deployed from Heat Waves’ operations center in Carmichaels, Pennsylvania, which opened in the first quarter of 2011.

●

Rocky Mountain Region, including western Colorado and southern Wyoming (D-J Basin and Niobrara formations), central Wyoming (Powder River and Green River Basins) and western North Dakota and eastern Montana (Bakken formation). The Rocky Mountain Region operations are deployed from Heat Waves’ operations centers in Killdeer, North Dakota, Tioga, North Dakota, Wyoming and Longmont, Colorado.

●	Central USA Region, including the Eagle Ford Shale and Permian Basin in Texas. The Central USA Region operations are deployed from operations centers in Jourdanton, Texas and Carrizo Springs, Texas.

Recent Developments

Amendment to Credit Facility

On August 10, 2017, we entered into the 2017 Credit Agreement, as amended, with East West Bank (the "2017 Credit Agreement") which provided for a three-year, $37.0 million senior secured revolving credit facility (the "Credit Facility"). On September 23, 2020, we entered into the Fifth Amendment to Loan and Security Agreement and Waiver with East West Bank (the "Fifth Amendment") which, among other things, provided for a loan concession of $16.0 million in exchange for 533,334 shares of our common stock and a warrant to purchase up to 1,000,000 additional shares of our common stock in the future. On August 13, 2020, we exchanged 50%, or $1.25 million, of our subordinated debt with a related party, as well as $265,000 in accrued interest, for 403,602 of our common stock.

The Fifth Amendment modified certain covenants and cured our previous breaches of two covenants, as well as extending the maturity date for the repayment of the Credit Facility to October 15, 2021.

On February 1, 2021, we entered into the Sixth Amendment to Loan and Security Agreement with East West Bank (the “Sixth Amendment”) which extended the maturity date of the 2017 Credit Agreement to October 15, 2022.   Additionally, the Sixth Amendment added a liquidity covenant and a minimum gross revenue requirement.   The liquidity covenant requires that we maintain minimum liquidity of $3.0 million as of April 15, 2021 and each month end thereafter, provided however, the liquidity covenant will be waived upon our paying down the Credit Facility by $3.0 million.    The minimum gross revenue requirement requires, at the end of each month commencing March 31, 2021, that we have obtained at least 70% of our projected gross revenue for the trailing three month period.

Conversion of Subordinated Debt

On February 3, 2021, we entered into a Note Conversion Agreement with Cross River Partners, L.P. (“Cross River Partners”), an investment firm managed by Richard Murphy, our Executive Chairman (the “Cross River Conversion Agreement”), pursuant to which Cross River Partners has agreed to convert approximately $1.31 million of our subordinated debt held by Cross River Partners ($1.25 million in principal and approximately $62,000 of accrued interest) into 601,674 shares of our common stock, which reflects a conversion price equal to $2.18 per share. Such conversion will occur contemporaneously with the closing of this offering and is contingent upon the occurrence of such closing. At the time of conversion, we have agreed to issue to Cross River Partners a five year warrant to purchase 150,418 shares of our common stock. This warrant will be exercisable commencing one year after the date of issuance at an exercise price equal to $2.507 per share. Upon such conversion, our Amended and Restated Subordinated Loan Agreement with Cross River Partners dated November 11, 2019, as amended, and the promissory notes evidencing the subordinated debt will terminate and have no further force or effect.

2020 Fourth Quarter Revenues

For the three month period ended December 31, 2020, we forecast that our revenues will be in the range of $2.3 million to $2.5 million. The forecasted financial results of our operations for the three months ended December 31, 2020 have not been subject to an independent audit or review.

Our revenue forecast is subject to adjustments based upon, among other things, the finalization of our financial results of operations for the quarter ended December 31, 2020 and the audit of our financial statements as of December 31, 2020 and for the year then ended. Therefore, our actual financial results may differ materially from the forecast reflected above and we assume no obligation to update the disclosures in this prospectus based upon our actual financial results.

Recent Market Conditions

 The COVID-19 pandemic has significantly impacted the world economic conditions including in the United States, with significant effects beginning in February 2020, and continuing through the date of this prospectus, as federal, state and local governments react to the public health crisis, creating significant uncertainties relating to the United States economy. Consequently, the Company has experienced and expects to further experience a material adverse impact on its revenues, results of operations and cash flows. COVID-19 related quarantines and business restrictions had a depressing impact on United States oil demand, and hence our business, during the latter half of March through much of 2020.  The situation continues to change rapidly and additional impacts to our business may arise that we are not aware of currently. We cannot predict whether, when or the manner in which the conditions surrounding COVID-19 will change including the timing of lifting any restrictions or office closure requirements.

In addition, certain producing countries within the Organization of Petroleum Exporting Countries and their allies ("OPEC+") group have attempted to increase market share through pricing activity that has had limited impact on the severe decline in domestic oil prices that occurred during the first quarter of 2020, and drilling and operating activity within our markets has remained depressed.

The full extent of the impact of COVID-19 and OPEC+ actions on our operations and financial performance depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its impact on capital and financial markets, any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, production response of domestic oil producers to lower oil prices, and the adherence to and continuity of OPEC+ production cuts, among others.

Reverse Stock Split

On November 20, 2020, we amended our certificate of incorporation in order to give effect to a reverse stock split of our common stock, applicable to our issued and outstanding shares of common shares and shares of common treasury stock, at a ratio of one-for-fifteen (1:15). Share and per share information set forth in this prospectus for periods prior to November 20, 2020 (other than information incorporated herein by reference to prior SEC filings) have been adjusted to give retroactive effect to this reverse stock split.

Risks Relating to Our Business

An investment in our common stock involves significant risks that include, without limitation, the following:

●	the substantial doubt about our ability to continue as a going concern;
●	the potential for future defaults under our bank loan agreement;
●	the speculative nature of oil and natural gas exploration;
●	the volatility of commodity prices,
●	competition from third party industry participants;
●	the potential for adverse developments in the global economy; and
●	pandemic risks related to COVID-19 and the resulting diminished demand for oil and natural gas.

You should carefully consider, in addition to the other information contained in this prospectus, the risks described in “Risk Factors” before investing in our common stock. These risks could materially affect our business, financial condition and results of operations and cause the trading price of our common stock to decline. You could lose part or all of your investment.

Company Information

Our executive (or corporate) offices are located at 14133 County Road 9 ½, Longmont, Colorado 80504. Our telephone number is (303) 333-3678. Our website is www.enservco.com. Information contained on or accessible through our website is not incorporated by reference in or otherwise a part of this prospectus.

We were originally incorporated as Aspen Exploration Corporation (“Aspen”) under the laws of the State of Delaware on February 28, 1980 for the primary purpose of acquiring, exploring and developing oil and natural gas and other mineral properties. During the first half of 2009, Aspen disposed of its oil and natural gas producing assets and, as a result, was no longer engaged in active business operations. On June 24, 2010, Aspen entered into an Agreement and Plan of Merger and Reorganization with Dillco Fluid Service, Inc. (“Dillco”), pursuant to which Dillco became a wholly owned subsidiary of Aspen on July 27, 2010. On December 30, 2010, Aspen changed its name to “Enservco Corporation.”

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

The Offering

Common stock we are offering	3,398,058 shares

Pre-funded warrants we are offering

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, pre-funded warrants to purchase shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.005, and the exercise price of each pre-funded warrant is $0.005 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants also provide that in the event of a fundamental transaction we are required to cause any successor entity to assume our obligations under the pre-funded warrants. In addition, the holder of the pre-funded warrant will be entitled to receive upon exercise of the pre-funded warrant the kind and amount of securities, cash or property that the holder would have received had the holder exercised the pre-funded warrant immediately prior to such fundamental transaction. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Over-allotment option

We have granted a 45-day option to the underwriter to purchase up to 509,709 additional shares of common stock (up to 15% of the number of shares of common stock and pre-funded warrants sold in the primary offering) solely to cover overallotments, if any.

Common stock outstanding immediately before this offering	6,617,274 shares

Common stock outstanding immediately after this offering	10,617,006 shares (11,126,715) shares if the underwriter’s option to purchase additional shares is exercised in full), in each case assuming no exercise of the pre-funded warrants issued in this offering.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $6.2 million, or approximately $7.2 million if the underwriter exercises its over-allotment option in full, based upon an assumed public offering price of $2.06 per share (the closing price of our common stock reported on the NYSE American on February 1, 2021), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the proceeds from this offering primarily to reduce our existing debt issued to East West Bank and for working capital purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Lock-up

We have agreed, subject to certain exceptions and without the approval of the underwriter, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 90 days following the closing of the offering of the shares. Our directors and officers have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for 90 days following the closing of the offering of the shares. See “Underwriting” for more information.

NYSE American listing symbol

“ENSV.” There is no established trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

The number of shares of common stock to be outstanding after this offering is based on 6,617,274 shares outstanding as of February 1, 2021, and gives effect to the issuance of 601,674 shares of our common stock to be issued at the closing of this offering upon conversion of approximately $1.31 million of subordinated debt held by Cross River Partners pursuant to the Cross River Conversion Agreement.  The number of shares of common stock to be outstanding after this offering does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants nor does it give effect to:

●	1,043,667 shares of common stock underlying warrants outstanding as of February 1, 2021, having a weighted average exercise price of $3.73 per share;

●	4,902 shares of common stock underlying outstanding options outstanding as of February 1, 2021, having a weighted average exercise price of $6.31 per share;

●	470,803 shares available as of February 1, 2021 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan; or

●	150,418 shares of common stock underlying warrants to be issued to Cross River Partners pursuant to the Cross River Conversion Agreement, having a per share exercise price equal to $2.507.

Except as otherwise indicated, all information in this prospectus reflects and assumes no exercise by the underwriter of its overallotment option to purchase additional shares of common stock from us.

Risk Factors

Investing in our common stock and pre-funded warrants involves a high degree of risk. Before investing in our common stock and pre-funded warrants, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the consolidated financial statements and the related notes, before deciding to buy our common stock and pre-funded warrants. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Liquidity and Debt Risks

Our secured bank debt is due October 15, 2022 and must be repaid or refinanced and we have financial covenants that if not met or otherwise forgiven, could result in acceleration of such debt.

As of December 31, 2020, we had $19.1 million under our Credit Facility with East West Bank which includes $1.4 million in future interest payable over the remaining term of the Credit Facility. Under the terms of the Credit Facility, which was most recently amended by the Sixth Amendment, there are no required principal payments until maturity on October 15, 2022, and interest is fixed at 8.25%. As of December 31, 2020, our availability under the Credit Facility was approximately $0.3 million. Although we intend to utilize $3.0 million of the proceeds from this offering to partially repay such debt, there can be assurance that we can refinance any remaining balance of such debt or on terms that are acceptable to us.

Furthermore, under the amended 2017 Credit Agreement, we are subject to certain financial covenants, including maintaining liquidity of not less than $3.0 million on April 15, 2021 and each month-end thereafter, which covenant will terminate upon our paying down $3 million in our outstanding loan balance with East West Bank.  Additionally, the Sixth Amendment provides that, commencing March 31, 2021 and each month-end thereafter, that we obtain at least 70% of our projected gross revenue for the trailing three-month period.  To the extent that we are unable to maintain such covenant or other covenants and cannot obtain a waiver from East West Bank, we will be in default under our secured credit facility which provides such lender with certain remedies, including acceleration of such debt.

Our ability to pay interest and principal on our indebtedness and to satisfy our other obligations will depend upon our ability to achieve increased utilization of our equipment, which is highly influenced by weather and customers' drilling activity. We cannot assure that our business will generate sufficient cash flows from operations, or that future capital will be available to us in an amount sufficient to fund our future liquidity needs. In the absence of adequate cash from operations and other available capital resources, we could face substantial liquidity constraints. To the extent that we could not repay or refinance our indebtedness when due, or generate adequate cash flows from operations, we may have to curtail operations that would adversely affect our ability to continue as a going concern. We cannot assure you that we will be able to raise capital through debt or equity financings on terms acceptable to us or at all, or that we could consummate dispositions of assets or operations for fair market value, in a timely manner or at all.

We are currently in a very difficult operating environment.

We face a very difficult operating environment with exploration and production companies significantly cutting back their drilling and completions plans and exerting significant pressure on us to reduce our prices for the services we provide. Due to our lack of capital we may be forced to curtail operations in some or all of our locations which will materially and adversely affect our revenues and our ability to continue as a going concern.

Our ability to meet our debt obligations and to reduce our level of indebtedness depends on our future performance, and as of December 2020, we had experienced significantly reduced revenue in all four quarters of 2020 compared to the respective prior year periods. Thus, we are extremely limited in our ability to repay any indebtedness without substantial debt restructuring and/or additional financing, either debt or equity, of which we can make no assurance will occur. Also, because of these poor operating results, we expect that we will need operating capital to meet expected cash needs throughout the remainder of 2021.

General economic conditions, weather, oil and natural gas prices and financial, business and other factors affect our operations and our future performance. We experienced a heavy downturn in demand for our services in the fourth quarter of 2019 that continued through 2020. Many of these factors are beyond our control. If we do not have sufficient funds on hand to pay our debt when due, we may be required to seek a waiver or amendment from our lender, refinance our indebtedness, incur additional indebtedness, sell assets or sell additional shares of our common stock. We may not be able to complete such transactions on terms acceptable to us, or at all. Our failure to generate sufficient funds to pay our debts or to undertake any of these actions successfully could result in a default on our debt obligations, which would materially adversely affect our business, results of operations and financial condition.

Our auditors and management have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the going concern basis, which contemplates the continuity of normal business activities and the realization of assets and settlement of liabilities in the normal course of business. We incurred a net loss of $7.7 million for the year ended December 31, 2019 and have recorded net income of $8.4 million and $1.2 million for the three and nine months ended September 30, 2020, respectively, inclusive of the $11.9 million gain on debt restructuring that we recorded in third quarter of 2020. We incurred net losses from operations of $3.0 million and $9.2 million for the three and nine-months periods ended September 30, 2020. As of September 30, 2020, we had total current liabilities of $4.5 million, which exceeded our total current assets of $3.0 million by $1.5 million. As of the date of this prospectus, we have experienced revenue declines, have very limited liquidity and expect negative cash flow from operations in the near term, and have suffered recurring losses from operations.

Our ability to continue as a going concern is dependent on our ability to paydown and/or refinance the 2017 Credit Agreement prior to its maturity on October 15, 2022, raising further capital and our ability to further reduce costs, of which there can be no assurance. These factors raise substantial doubt over our ability to continue as a going concern and whether we will realize our assets and extinguish our liabilities in the normal course of business and at the amounts stated in the financial statements. Given our current financial situation, we may be required to accept onerous terms on the transactions that we are seeking. Although we expect that our recent extension of the 2017 Credit Agreement’s maturity date pursuant to the Sixth Amendment, in combination with and contingent upon receiving the net proceeds from this offering and Cross River Partners’ conversion of our subordinated debt pursuant to the Cross River Conversion Agreement, we have concluded the Company has sufficient liquidity to continue as a going concern. If we are not able to generate the funds needed to cover our ongoing expenses, we may be forced to cease operations or seek bankruptcy protection, in which event our stockholders could lose their entire investment.

We may potentially have to repay a portion or all of the Loan issued to us under the Paycheck Protection Program of the CARES Act.

On April 10, 2020, we entered into a promissory note (the "Note") with East West Bank which provided for an unsecured loan of $1.9 million pursuant to the PPP under the CARES Act. The Note has a term of 2 years with a 1% per annum interest rate. Payments are deferred for six months from the date of the Note and we can apply for forgiveness of all or a portion of the Note after 60 days. Pursuant to the terms of the PPP, the Note, or a portion thereof, may be forgiven if proceeds are used for qualifying expenses as described in the CARES Act, such as payroll costs, costs used to continue group health care benefits, mortgage interest payments, rent and utilities. We believe that we utilized all proceeds for qualifying expenses. The terms of the Note, including eligibility and forgiveness, may be subject to further requirements in regulations and guidance adopted by the SBA.

Forgiveness of the Note will be determined in accordance with the provisions of the CARES Act and applicable regulations. Any principal and interest amount outstanding after the determination of amounts forgiven will be repaid on a monthly basis. The Company has finalized its calculation of amounts forgivable in accordance with guidance issued by the SBA and submitted its application for loan forgiveness on November 9, 2020 to East West Bank. As of the date of this Prospectus, we have not received confirmation that the Note will be forgiven in its entirety. No assurance is provided that we will be able to obtain forgiveness of the Note in whole or in part.

Operations Related Risks

While our growth strategy includes seeking acquisitions of other oilfield services companies, we may not be successful in identifying, making and integrating business or asset acquisitions, if any, in the future.

We anticipate that a component of our growth strategy may be to make geographically focused acquisitions of businesses or assets aimed to strengthen our presence and expand services offered in selected regional markets. Pursuit of this strategy may be restricted by the on-going volatility and uncertainty within the credit markets which may significantly limit the availability of funds for such acquisitions. Our ability to use shares of our common stock in an acquisition transaction may be adversely affected by the volatility in the price of our common stock.

In addition to restricted funding availability, the success of this strategy will depend on our ability to identify suitable acquisition candidates and to negotiate acceptable financial and other terms. There is no assurance that we will be able to do so. The success of an acquisition also depends on our ability to perform adequate due diligence before the acquisition and on our ability to integrate the acquisition after it is completed. While we intend to commit significant resources to ensure that we conduct comprehensive due diligence, there can be no assurance that all potential risks and liabilities will be identified in connection with an acquisition. Similarly, while we expect to commit substantial resources, including management time and effort, to integrating acquired businesses into ours, there is no assurance that we will be successful in integrating these businesses. In particular, it is important that we be able to retain both key personnel of the acquired business and its customer base. A loss of either key personnel or customers could negatively impact the future operating results of any acquired business.

Our business is materially impacted by seasonal weather conditions.

Our businesses, particularly our frac heating and hot oil services, are impacted by weather conditions and temperatures. Unseasonably warm weather during winter months reduces demand for the heating services and results in higher operating costs, as a percentage of revenue, due to the need to retain equipment operators during these low demand periods. Management makes concerted efforts to reduce costs during these low demand periods by utilizing operators in other business segments, reducing hours, and some instances utilizing seasonal layoffs.

Further, during the winter months, our customers may delay operations or we may not be able to operate or move our equipment between locations during periods of heavy snow, ice or rain, and during the spring some areas impose transportation restrictions due to muddy conditions caused by spring thaws.

We may be unable to implement price increases and recently have had to decrease existing prices on our core services.

We periodically seek to increase the prices of our services to offset rising costs and to generate increased revenues. We operate in a very competitive industry and, as a result, we are not always successful in raising or maintaining our existing prices. Additionally, during periods of increased market demand, a significant amount of new equipment may enter the market, which would also put pressure on the pricing of our services. Even when we are able to increase our prices, we may not be able to do so at a rate that is sufficient to offset rising costs. Also, we may not be able to successfully increase prices without adversely affecting our activity levels. The inability to maintain our prices or to increase the prices of our services to offset rising costs increase could have a material adverse effect on our business, financial position and results of operations. Recently, in the face of significantly reduced demand for oil field services resulting from significant reduced capital expenditures, we have been forced to decrease our frac heating prices in order to obtain new business and obtain existing business, which will result in lower margins for us and decrease operating revenues. We anticipate pricing pressure impacting our other service lines if lower oil and gas prices persist.

We operate in a capital-intensive industry. We may not be able to finance future growth of our operations or future acquisitions.

Our business activities require substantial capital expenditures. If our cash flow from operating activities and borrowings under our existing credit facility were not sufficient to fund our capital expenditure budget, we would be required to reduce these expenditures or to fund these expenditures through new debt or equity issuances.

Our ability to raise new debt or equity capital or to refinance or restructure our debt at any given time depends, among other things, on the condition of the capital markets and our financial condition at such time. Also, the terms of existing or future debt or equity instruments could further restrict our business operations. The inability to finance future growth could materially and adversely affect our business, financial condition and results of operations.

Increased labor costs or the unavailability of skilled workers could hurt our operations.

Companies in our industry, including us, are dependent upon the available labor pool of skilled workers. We compete with other oilfield services businesses and other employers to attract and retain qualified personnel with the technical skills and experience required to provide our customers with the highest quality service. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions, and which can increase our labor costs or subject us to liabilities to our employees. A shortage of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult for us to attract and retain skilled personnel and could require us to enhance our wage and benefits packages. Labor costs may increase in the future or we may not be able to reduce wages when demand and pricing falls, and such changes could have a material adverse effect on our business, financial condition and results of operations.

Historically, we have experienced a high employee turnover rate. Any difficulty we experience replacing or adding workers could adversely affect our business.

We believe that the high turnover rate in our industry is attributable to the nature of oilfield services work, which is physically demanding and performed outdoors, and to the seasonality of certain of our segments. As a result, workers may choose to pursue employment in areas that offer a more desirable work environment at wage rates that are competitive with ours. The potential inability or lack of desire by workers to commute to our facilities and job sites, as well as the competition for workers from competitors or other industries, are factors that could negatively affect our ability to attract and retain skilled workers. We may not be able to recruit, train and retain an adequate number of workers to replace departing workers. The inability to maintain an adequate workforce could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on domestic (United States) spending by the crude oil and natural gas industry which suffered significant price volatility in 2019 and 2020, and such volatility may continue; our business has been, and may in the future be, adversely affected by industry and financial market conditions that are beyond our control.

We depend on our customers’ ability and willingness to make operating and capital expenditures to explore, develop and produce crude oil and natural gas in the United States. Customers’ expectations for future crude oil and natural gas prices, as well as the availability of capital for operating and capital expenditures, may cause them to curtail spending, thereby reducing demand for our services and equipment. Major declines in oil and natural gas prices in 2019 and 2020 have resulted in substantial declines in capital spending and drilling programs across the industry. As a result of the declines in oil and natural gas prices, many exploration and production companies have and are expected to substantially reduce drilling and completions programs at times and have required service providers to make pricing concessions.

Industry conditions and specifically the market price for crude oil and natural gas are influenced by numerous domestic and global factors over which we have no control, such as the supply of and demand for oil and natural gas, domestic and worldwide economic conditions that are affected by several factors beyond our control, weather conditions, political instability in oil and natural gas producing countries and perceived economic conditions. The volatility of the oil and natural gas industry and the consequent impact on commodity prices as well as exploration and production activity could adversely impact the level of drilling and activity by many of our customers. Where declining prices lead to reduced exploration and development activities in our market areas, the reduction in exploration and development activities over a sustained period will have a negative long-term impact on our business. Several month periods of low oil and natural gas prices typically result in increased pressure from our customers to make additional pricing concessions and impact our borrowing arrangements with our principal bank. There can be no assurance that the prices we charge to our customers will return to former levels experienced.

There has also been significant political pressure for the United States economy to reduce its dependence on crude oil and natural gas due to the perceived impacts on climate change. Furthermore, there have been significant political and regulatory efforts to reduce or eliminate hydraulic fracturing operations in certain of our service areas, particularly in Colorado. The Colorado legislature recently enacted a bill that could significantly restrict oil and gas drilling in Colorado, thereby negatively affecting our revenues. These activities may make oil and gas investment and production less attractive.

Higher oil and gas prices do not necessarily result in increased drilling activity because our customers’ expectation of future prices also drives demand for production maintenance and completion services. Oil and gas prices, as well as demand for our services, also depend upon other factors that are beyond our control, including the following:

●	supply and demand for crude oil and natural gas;
●	political pressures against crude oil and natural gas exploration and production;
●	cost of exploring for, producing, and delivering oil and natural gas;
●	expectations regarding future energy prices;
●	advancements in exploration and development technology;
●	adoption or repeal of laws regulating oil and gas production in the U.S.;
●	imposition or lifting of economic sanctions against foreign companies;
●	weather conditions;
●	rate of discovery of new oil and natural gas reserves;
●	tax policy regarding the oil and gas industry;
●	development and use of alternative energy sources; and
●	the ability of oil and gas companies to generate funds or otherwise obtain external capital for projects and production operations.

Ongoing volatility and uncertainty in the domestic and global economic and political environments have caused the oilfield services industry to experience demand volatility. While our management is generally optimistic for the continuing development of the onshore North American oil and gas industry over the long term, there are several political and economic pressures negatively impacting the economics of production from existing wells, future drilling operations, and the willingness of banks and investors to provide capital to participants in the oil and gas industry. We believe that these cuts in spending will continue to curtail drilling programs as well as discretionary spending on well services and will continue to result in a reduction in the demand for our services, the rates we can charge, and equipment utilization. In addition, certain of our customers could become unable to pay their suppliers, including us. Any of these conditions or events would adversely affect our operating results.

Our success depends on key members of our management, the loss of any executive or key personnel could disrupt our business operations.

We depend, to a large extent, on the services of certain of our executive officers. The loss of the services of Rich Murphy, our Executive Chairman, or Marjorie Hargrave, our President and Chief Financial Officer, could disrupt our operations. Although we have entered into an employment agreement with Ms. Hargrave that contains, among other things, non-compete and confidentiality provisions, we may not be able to enforce the non-compete and/or confidentiality provisions in the employment agreement.

We depend on several significant customers, and a loss of one or more significant customers could adversely affect our results of operations.

Our top five customers accounted for approximately 35% and 39% of our total annual revenues for 2019 and 2018, respectively and for 42% of our total year to date revenues as of September 30, 2020. The loss of any one of these customers or a sustained decrease in demand by any of such customers could result in a substantial loss of revenues and could have a material adverse effect on our results of operations.

While we believe our equipment could be redeployed in the current market environment if we lost any material customers, such loss could have an adverse effect on our business until the equipment is redeployed. We believe that the market for our services is sufficiently diversified that it is not dependent on any single customer or a few major customers.

Demand for the majority of our services is substantially dependent on the levels of expenditures by the domestic oil and natural gas industry. We have no influence over our customers’ capital expenditures. On-going economic volatility could have a material adverse effect on our financial condition, results of operations and cash flows.

Over the last several years, oil prices have experienced significant swings. Prices for crude oil and natural gas decreased significantly in 2019 and 2020, to date, compared to prior years. In addition, (i) COVID-19 has led to reduced demand for crude oil and (ii) the recent events concerning OPEC and Russia resulted in Saudi Arabia significantly discounting the price of its crude oil, as well as Saudi Arabia and Russia significantly increasing their oil supply, have weighed heavily on the oil and gas markets. These actions have led to significant weakness in oil prices and ensuing reductions of exploration and production company capital and operating budgets. Significant and sustained price declines have historically caused many of our customers to reduce or delay their oil and natural gas exploration and production spending, which consequently resulted in decreased demand for our services, and exerted downward pressure on the prices we charged for our services and products.

Also, an environment of increasing oil and natural gas prices can lead to increasing costs of exploring for and producing oil and natural gas. Though the addition of frac stimulation into the domestic oil and gas industry has somewhat reduced the overall costs of producing oil and natural gas, the price of drill rigs, pipe, other equipment, fluids, and oil field services and the cost to companies like us of providing those services, has generally increased along with increases in oil and natural gas prices. The reduction in cash flows experienced by our customers during periods of lower oil and natural gas prices and the increase of the costs of exploring for and producing oil and natural gas as noted above could have significant adverse effects on the financial condition of some of our customers. This could result in project modifications, delays or cancellations, general business disruptions, and delay in, or nonpayment of, amounts that are owed to us, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our business and operations may be adversely affected by the recent COVID-19 or other similar outbreaks.

As a result of the recent COVID-19 outbreak or other adverse public health developments, including voluntary and mandatory quarantines, travel restrictions and other restrictions, our operations, and those of our subcontractors, customers and suppliers, have and may continue to experience delays or disruptions and temporary suspensions of operations. In addition, our financial condition and results of operations have been and may continue to be adversely affected by the coronavirus outbreak.

The timeline and potential magnitude of the COVID-19 outbreak is currently unknown. The continuation or amplification of this virus could continue to more broadly affect the United States and global economy, including our business and operations, and the demand for oil and gas. For example, a significant outbreak of coronavirus or other contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect our operating results. In addition, the effects of COVID-19 and concerns regarding its global spread have recently negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility, impacted the price we receive for oil and natural gas and materially and adversely affected the demand for and marketability of our production. As the potential impact from COVID-19 is difficult to predict, the extent to which it may negatively affect our operating results or the duration of any potential business disruption is uncertain. Any impact will depend on future developments and new information that may emerge regarding the severity and duration of COVID-19 and the actions taken by authorities to contain it or treat its impact, all of which are beyond our control. These potential impacts, while uncertain, could adversely affect our operating results, notwithstanding the fact that the impact of COVID-19 has already negatively affected our results of operations.

Declining general economic, business or industry conditions may have a material adverse effect on our results of operations, liquidity and financial condition.

Concerns over global economic conditions, the threat of pandemic diseases and the results thereof, energy costs, geopolitical issues, inflation, the availability and cost of credit, the United States mortgage market and a declining real estate market in the United States have contributed to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of oil and natural gas, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a recession. Concerns about global economic growth have had a significant adverse impact on global financial markets and commodity prices. If the economic climate in the United States or abroad continues to deteriorate, demand for petroleum products could diminish, which could impact the price at which we can sell our oil, natural gas and natural gas liquids, affect the ability of our vendors, suppliers and customers to continue operations and ultimately adversely impact our results of operations, liquidity and financial condition.

Environmental compliance costs and liabilities could reduce our earnings and cash available for operations.

We are subject to increasingly stringent laws and regulations relating to environmental protection and the importation and use of hazardous materials, including laws and regulations governing air emissions, water discharges and waste management. Government authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. We incur, and expect to continue to incur, capital and operating costs to comply with environmental laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive to implement. These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for damages without regard to negligence or fault on the part of the party. Some environmental laws provide for joint and several strict liability for remediation of spills and releases of hazardous substances.

We use hazardous substances and transport hazardous wastes in our operations. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs and penalties, or become the basis of new or increased liabilities that could reduce its earnings and cash available for operations. We believe we are currently in compliance with environmental laws and regulations.

Intense competition within the well services industry may adversely affect our ability to market our services.

The well services industry is intensely competitive. It includes numerous small companies capable of competing effectively in our markets on a local basis, as well as several large companies that possess substantially greater financial and other resources than us. Our larger competitors have greater resources that allow those competitors to compete more effectively than us. Our small competitors may be able to react to market conditions more quickly. The amount of equipment available may exceed demand at some point in time, which could result in active price competition.

We could be impacted by unfavorable results of legal proceedings, such as being found to have infringed on intellectual property rights.

As is the situation with other companies in the frac water heating service business, we rely on certain procedures and practices in performing our services. In 2016, we were issued our first patent relating to an aspect of the frac water heating process and in 2017, a second patent was issued. We have other patent applications pending regarding other procedures used in our process of heating frac water. We are aware that one unrelated company has been awarded four patents related, in part, to a process for heating of frac water.

Our operations are subject to inherent risks, some of which are beyond our control. These risks may be self-insured, or may not be fully covered under our insurance policies, but to the extent not covered, are self-insured by us.

Our operations are subject to hazards inherent in the oil and natural gas industry, such as, but not limited to, accidents, blowouts, explosions, fires and oil spills. These conditions can cause:

●	Personal injury or loss of life,

●	Damage to or destruction of property, equipment and the environment, and

●	Suspension of operations by our customers.

The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations. In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. Litigation arising from a catastrophic occurrence at a location where our equipment and services are being used may result in us being named as a defendant in lawsuits asserting large claims.

We maintain insurance coverage that we believe to be customary in the industry against these hazards. In addition, in June 2015, we became self-insured under our Employee Group Medical Plan for the first $50,000 per individual participant. However, we do not have insurance against all foreseeable risks, either because insurance is not available or because of the high premium costs. The occurrence of an event not fully insured against, or the failure of an insurer to meet its insurance obligations, could result in substantial losses to us. In addition, we may not be able to maintain adequate insurance in the future at reasonable rates. Insurance may not be available to cover any or all of the risks to which we are subject, or, even if available, it may be inadequate, or insurance premiums or other costs could rise significantly in the future so as to make such insurance prohibitively expensive. It is likely that, in our insurance renewals, our premiums and deductibles will be higher, and certain insurance coverage either will be unavailable or considerably more expensive than it has been in the recent past. In addition, our insurance is subject to coverage limits, and some policies exclude coverage for damages resulting from environmental contamination.

Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress has considered legislation to mandate reductions of greenhouse gas emissions and certain states have already implemented, or may be in the process of implementing, similar legislation. Additionally, the U.S. Supreme Court has held in its decisions that carbon dioxide can be regulated as an “air pollutant” under the Clean Air Act, which could result in future regulations even if the U.S. Congress does not adopt new legislation regarding emissions. At this time, it is not possible to predict how legislation or new federal or state government mandates regarding the emission of greenhouse gases could impact our business; however, any such future laws or regulations could require us or our customers to devote potentially material amounts of capital or other resources in order to comply with such regulations. These expenditures could have a material adverse impact on our financial condition, results of operations, or cash flows.

Anti-fracking initiatives and revisions of applicable state regulations could adversely impact our business.

Some states (including Colorado) and certain municipalities have regulated, or are considering regulating fracking which, if accomplished, could impact certain of our operations. There can be no assurance that these actions, if taken on a wider scale, may not adversely impact our business operations and revenues.

Our ability to use our net operating loss carry forwards may be subject to limitation and may result in increased future tax liability.

Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, contain rules that limit the ability of a corporation that undergoes an “ownership change” to utilize its net operating loss carry forwards (“NOLs”) and certain built-in losses recognized in years after the ownership change. An “ownership change” is generally defined as any change in ownership of more than 50% of a corporation’s stock over a rolling three-year period by stockholders that own (directly or indirectly) 5% or more of the stock of the corporation, or arising from a new issuance of stock by the corporation. If an ownership change occurs, Section 382 generally imposes an annual limitation on the use of pre-ownership change net operating losses, or NOLs, credits and certain other tax attributes to offset taxable income earned after the ownership change. The annual limitation is equal to the product of the applicable long-term tax-exempt rate and the value of the corporation’s stock immediately before the ownership change. This annual limitation may be adjusted to reflect any unused annual limitation for prior years and certain recognized built-in gains for the year. In addition, Section 383 generally limits the amount of tax liability in any post-ownership change year that can be reduced by pre-ownership change tax credit carryforwards. If we were to experience an "ownership change," this could result in increased U.S. federal income tax liability for us if we generate taxable income after the ownership change. Limitations on the use of NOLs and other tax attributes could also increase our state tax liabilities. The use of our tax attributes will also be limited to the extent that we do not generate positive taxable income in future tax periods. As a result of these limitations, we may be unable to offset future taxable income, if any, with NOLs before such NOLs expire. Accordingly, these limitations may increase our federal and state income tax liabilities.

As of September 30, 2020, we had U.S. federal NOLs of approximately $29.7 million and state NOLs of approximately $12.0 million.

Improvements in or new discoveries of alternative energy technologies could have a material adverse effect on our financial condition and results of operations.

Because our operations depend on the demand for oil and used oil, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil, gas and oil and gas related products could have a material adverse impact on our business, financial condition and results of operations.

Competition due to advances in renewable fuels may lessen the demand for our products and negatively impact our profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns, which if successful could lower the demand for oil and gas. If these non-petroleum-based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for oil and gas is decreased it could have an adverse effect on our operations and the value of our assets.

Risks Related to Our Common Stock

We have no plans to pay dividends on our common stock for the foreseeable future. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to pay down debt and finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, we have agreed with East West Bank, our principal lender that we will not pay any cash dividends on our common stock until our obligations to East West Bank are paid in full. Accordingly, realization of a gain on a shareholder’s investment will depend on the appreciation of the price of our common stock.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect holders of our common stock.

Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If our board of directors causes shares of preferred stock to be issued, the rights of the holders of our common stock would likely be subordinate to those of preferred holders and therefore could be adversely affected. Our board of directors’ ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding common stock. Preferred shares issued by our board of directors could include voting rights or super voting rights, which could shift the ability to control the Company to the holders of the preferred stock. Preferred stock could also have conversion rights into shares of our common stock at a discount to the market price of our common stock, which could negatively affect the market for our common stock. In addition, preferred stock would have preference in the event of liquidation of the corporation, which means that the holders of preferred stock would be entitled to receive the net assets of the corporation distributed in liquidation before the holders of our common stock receive any distribution of the liquidated assets.

The price of our common stock may be volatile regardless of our operating performance, and you may not be able to resell shares of our common stock at or above the price you paid or at all.

The trading price of our common stock may be volatile, and you may not be able to resell your shares at or above the price at which you paid for such shares. Our stock price volatility can be in response to a number of factors, including those listed in this section and elsewhere in this prospectus and the documents and reports incorporated by reference herein. Many of these volatility factors are beyond our control. Other factors that may affect the market price of our common stock include:

●	actual or anticipated fluctuations in our quarterly results of operations;
●	liquidity;
●	sales of our common stock by our stockholders;
●	changes in oil and natural gas prices;
●	changes in our cash flow from operations or earnings estimates;
●	publication of research reports about us or the oil and natural gas exploration, production and service industry generally;
●	competition from other oil and gas service companies and for, among other things, capital and skilled personnel;
●	increases in market interest rates which may increase our cost of capital;
●	changes in applicable laws or regulations, court rulings, and enforcement and legal actions;
●	changes in market valuations of similar companies;
●	adverse market reaction to any indebtedness we may incur in the future;
●	additions or departures of key management personnel;
●	actions by our stockholders;
●	commencement of or involvement in litigation;
●	news reports relating to trends, concerns, technological or competitive developments, regulatory changes, and other related issues in our industry;
●	speculation in the press or investment community regarding our business;
●	political conditions in oil and natural gas producing regions;
●	general market and economic conditions; and
●	domestic and international economic, legal, and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations over the past several years. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using our common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Our existing shareholders would experience dilution if we elect to raise equity capital to meet our liquidity needs or finance a strategic transaction.

As part of our strategy we may desire to raise capital and or utilize our common stock to effect strategic business transactions. Either such action will likely require that we issue equity (or debt) securities which would result in dilution to our existing stockholders. Although we will attempt to minimize the dilutive impact of any future capital-raising activities or business transactions, we cannot offer any assurance that we will be able to do so. If we are successful in raising additional working capital, we may have to issue additional shares of our common stock at prices at a discount from the then-current market price of our common stock.

The value of our common stock may decline significantly if we are unable to maintain our NYSE American listing.

We are continuing to seek to regain compliance with certain New York Stock Exchange American LLC (“NYSE American”) listing requirements. In November 2019 we received notifications from the NYSE American that we were not in compliance with the minimum stock price continued listing standards and we were not in compliance with the minimum stockholders’ equity standards. Shortly thereafter, we provided the NYSE with a plan of compliance that contemplates a combination of the debt and additional equity capital proposed to be sought by us in order to achieve the stockholders’ equity requirement, and in November 2020 we undertook a reverse stock split at an exchange ratio of 1-for-15 (1:15), in seeking to meet the minimum stock price standard.

We have updated our compliance plans with the NYSE American on an ongoing basis, and our common stock continues to be listed while we seek to regain compliance with the stockholders’ equity requirements. It is not certain how long it will take for us to meet the foregoing requirements and the NYSE American could determine to delist our common stock in the meantime.

If our common stock is delisted, we would be forced to list our common stock on the OTC Markets or some other quotation medium, depending on our ability to meet their specific requirements. In that case, we may lose the interest and support of some or all of our institutional investors and further, selling our common stock on the OTC Markets would be more difficult because smaller quantities of shares would likely be bought and sold. These factors could also result in lower prices and larger spreads in the bid and ask prices for shares of our common stock. Finally, because of additional regulatory burdens imposed upon broker-dealers with respect to lower price over the counter companies, delisting could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares. These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our common stock.

If our common stock were removed from listing with the NYSE American, it may be subject to the so-called “penny stock” rules. The SEC has adopted regulations that define a penny stock to be any equity security that has a market price per share of less than $5.00, subject to certain exceptions, such as any securities listed on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules impose additional sales practice requirements and burdens on broker-dealers (subject to certain exceptions) and could discourage broker-dealers from effecting transactions in our stock, further limiting the liquidity of our shares, and an investor may find it more difficult to acquire or dispose of our common stock on the secondary market.

These factors could have a material adverse effect on the trading price, liquidity, value and marketability of our stock.

General Corporate Risks

Our current principal stockholders own a large percentage of our voting stock, which allows them to control substantially all matters requiring stockholder approval.

Our Chief Executive Officer and Executive Chairman, together with the other members of the Board ,currently own 29% of our outstanding common stock. Such concentration of voting power could have the effect of delaying, deterring, or preventing a change of control or other business combination, which could in turn have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the then-prevailing market price for their shares of common stock.

Provisions in our charter documents could prevent or delay a change in control or a takeover.

Provisions in our bylaws provide certain requirements for the nomination of directors which preclude a stockholder from nominating a candidate to stand for election at any annual meeting. As described in Section 2.12 of the Company’s bylaws, nominations must be presented to the Company well in advance of a scheduled annual meeting, and the notification must include specific information as set forth in that section. The Company believes that such a provision provides reasonable notice of the nominees to the board of directors, but it may preclude stockholder nomination at a meeting where the stockholder is not familiar with nomination procedures and, therefore, may prevent or delay a change of control or takeover.

Although the Delaware General Corporation Law includes §112 which provides that bylaws of Delaware corporations may require the corporation to include in its proxy materials one or more nominees submitted by stockholders in addition to individuals nominated by the board of directors, the bylaws of the Company do not so provide. As a result, if any stockholder desires to nominate persons for election to the board of directors, the proponent will have to incur all of the costs normally associated with a proxy contest.

Indemnification of officers and directors may result in unanticipated expenses.

The Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and bylaws, and indemnification agreements between the Company and certain individuals provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with us or activities on our behalf. We also will bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person’s promise to repay them if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup and could direct funds away from our business and products (if any).

We have significant obligations under the 1934 Act and the NYSE American.

Because we are a public company filing reports under the Securities Exchange Act of 1934, we are subject to increased regulatory scrutiny and extensive and complex regulation. The Securities and Exchange Commission (“SEC”) has the right to review the accuracy and completeness of our reports, press releases, and other public documents. In addition, we are subject to extensive requirements to institute and maintain financial accounting controls and for the accuracy and completeness of our books and records. In addition to regulation by the SEC, we are subject to the NYSE American rules. The NYSE American rules contain requirements with respect to corporate governance, communications with shareholders, and various other matters.

Our operations are subject to cyber-attacks that could have a material adverse effect on our business, consolidated results of operations and consolidated financial condition.

Our operations are increasingly dependent on digital technologies and services. We use these technologies for internal purposes, including data storage, processing and transmissions, as well as in our interactions with customers and suppliers. Digital technologies are subject to the risk of cyber-attacks. If our systems for protecting against cybersecurity risks prove not to be sufficient, we could be adversely affected by, among other things: loss of or damage to intellectual property, proprietary or confidential information, or customer, supplier, or employee data; interruption of our business operations; and increased costs required to prevent, respond to, or mitigate cybersecurity attacks. These risks could harm our reputation and our relationships with customers, suppliers, employees and other third parties, and may result in claims against us. These risks could have a material adverse effect on our business, consolidated results of operations and consolidated financial condition.

Risks Related to this Offering

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to repay part of our outstanding debt obligations and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price per share is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. After giving effect to the sale of our common stock in the offering amount of $7.0 million at an assumed offering price of $2.06 per share of common stock, after deducting estimated offering commissions and expenses payable by us, and after giving effect to the conversion of approximately $1.31 million of subordinated debt held by Cross River Partners pursuant to the Cross River Conversion Agreement, you will experience immediate dilution of $0.85 per share, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the public offering price per share.  The foregoing dilution figures assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants issued in this offering. The dilution figures also assume no exercise of the overallotment option by the underwriter. If outstanding stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our articles of incorporation authorize us to issue up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

Holders of our pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of your pre-funded warrants, you will have no rights with respect to shares of our common stock issuable upon exercise of your pre-funded warrants. Upon exercise of your pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The pre-funded warrants are speculative in nature.

The pre-funded warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the pre-funded warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $0.005 per share of common stock. Moreover, following this offering, the market value of the pre-funded warrants is uncertain and there can be no assurance that the market value of the pre-funded warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the pre-funded warrants, and consequently, whether it will ever be profitable for holders of the pre-funded warrants to exercise such warrants.

The exercise price of the pre-funded warrants offered by this prospectus will not be adjusted for certain dilutive events.

The exercise price of the pre-funded warrants offered by this prospectus is subject to adjustment for certain events, including, but not limited to, stock dividends and stock splits, and other similar events. However, the exercise prices will not be adjusted for dilutive issuances of securities and there may be transactions or occurrences that may adversely affect the market price of our common stock or the market value of such pre-funded warrants without resulting in an adjustment of the exercise prices of such pre-funded warrants.

Cautionary Note Regarding Forward-Looking Statements

We make forward-looking statements in this prospectus, including in the documents incorporated by reference herein. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	Our ability to satisfy certain lender covenants under our existing Sixth Amendment to Loan and Security Agreement (the “Sixth Amendment”);
●	our ability to repay or restructure our Credit Facility which matures on October 15, 2022 on terms acceptable to the Company and is stockholders;
●	substantial doubt exists about our ability to continue as a going concern;
●	maintaining compliance with the New York Stock Exchange American listing requirements;
●	continued adverse developments in the global economy and pandemic risks related to the COVID-19 virus and the resulting diminished demand for oil and natural gas;
●

continued significant decreases in the prices for crude oil and natural gas which have resulted in exploration and production companies cutting back their capital expenditures for oil and gas well drilling which in turn resulted in significantly reduced demand for our drilling completion services, thereby negatively affecting our revenues, results of operations and financial condition;

●	fierce competition for the services we provide in our areas of operations, which has increased significantly due to the continued relatively low levels in prices for oil and natural gas;
●	our capital requirements and the uncertainty of being able to obtain additional funding on terms acceptable to us;
●	our lender covenants limiting our capital expenditures in 2021 to $1.2 million in any year the debt is outstanding;
●	the impact of general economic conditions on the demand for oil and natural gas and the availability of capital which may impact our ability to perform services for our customers;
●	the geographical diversity of our operations which, while it could diversify the risks related to a slow-down in one area of operations, also adds significantly to our costs of doing business;
●	our history of losses and working capital deficits which were significant;
●	weather and environmental conditions, including abnormal warm winters in our areas of operations that adversely impact demand for our services;
●	our ability to retain key members of our senior management and key technical employees;
●	the impact of environmental, health and safety and other governmental regulations, and of current or pending legislation with which we and our customers must comply;
●	risks relating to any unforeseen liabilities;
●	our ability to obtain total forgiveness for the PPP loans as currently anticipated;
●	federal and state initiatives relating to the regulation of hydraulic fracturing;
●	any legislative or administrative changes as a result of the 2020 elections that could impact the regulatory environment in which we operate;
●	sales or issuances of our common stock and the price and volume volatility of our common stock;
●

the significant financial constraints imposed as a result of our indebtedness, including the fact that we have limited borrowing availability on our Credit Facility and there are restrictions imposed on us under the terms of the amended 2017 Credit Agreement and our need to generate sufficient cash flows to repay our debt obligations or refinance such debt obligations on terms acceptable to the Company and its stockholders;

●

the volatility of domestic and international oil and natural gas prices and the resulting impact on production and drilling activity, and the effect that lower prices may have on our customers’ demand for our services, the result of which may adversely impact our revenues and financial performance;

●	changes in tax laws; and
●	the risks associated with the use of intellectual property that may be claimed by others and actual or potential litigation related thereto.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

Use of Proceeds

We estimate that we will receive net proceeds from this offering will be approximately $6.2 million (or approximately $7.2 million if the underwriter’s option to purchase additional common stock), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and assuming no sale of any pre-funded warrants in this offering.

We intend to use the net proceeds for (i) repayment of approximately $3.0 million of the Credit Facility; and (ii) for working capital.

We believe the net proceeds of this offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

On August 10, 2017, we entered into the 2017 Credit Agreement with East West Bank, which has been amended from time to time, including pursuant to the Fifth Amendment dated September 23, 2020 and the Sixth Amendment dated February 1, 20210. The 2017 Credit Agreement, as amended, governs the Credit Facility. The Credit Agreement provides for a $17.0 million equipment term loan and a revolver that provides us with a maximum $1.0 line of credit. There are no required principal payments until maturity on October 15, 2022, and interest is fixed at 8.25%. The first 5.25% of such interest amount is payable monthly arrears, while the remaining 3.00% is accrued to the loan balance and due with all remaining outstanding principal on the maturity date. The Credit Facility is subject to an unused credit line fee of 0.5% per annum multiplied by the amount by which total availability exceeds the average monthly balance of the Credit Facility, payable monthly in arrears. The Credit Facility is collateralized by substantially all our assets and is subject to financial covenants. Under the 2017 Credit Agreement, as amended, we are subject to, among other things, a liquidity covenant and a minimum gross revenue requirement.   The liquidity covenant requires that we maintain minimum liquidity of $3.0 million as of April 15, 2021 and each month end thereafter, provided however, the liquidity covenant will be waived upon our paying down the Credit Facility by $3.0 million.   The minimum gross revenue requirement requires, at the end of each month commencing March 31, 2021, that we have obtained at least 70% of our projected gross revenue for the trailing three month period. We are also limited to a capital expenditures cap of $1.2 million for any fiscal year that the loan remains outstanding, subject to our ability to carry-forward unused capital expenditure allowance amounts to future fiscal years.

As of September 30, 2020, we had an outstanding principal loan balance under the Credit Facility of approximately $17.3 million with a weighted average interest rates of 8.25% per year. As of September 30, 2020, our availability under the amended 2017 Credit Agreement was approximately $0.7 million. The Credit Facility balance of $18.9 million as of September 30, 2020 includes $1.8 million of future interest payable due over the remaining term of the Credit Facility in accordance with ASC 470-60, Troubled Debt Restructuring by Debtors.

Dividend Policy

We have not paid cash dividends on our common stock in the past two fiscal years to date, and we do not anticipate that we will declare or pay dividends on our common stock in the foreseeable future. Payment of dividends, if any, is within the sole discretion of our Board of Directors and will depend, among other factors, upon our earnings, capital requirements and our operating and financial condition.

Decisions concerning dividend payments in the future will depend on income and cash requirements. However, in its agreements with East West Bank, our principal lender, the Company represented that it would not pay any cash dividends on its common stock until its obligations to East West Bank are satisfied. Furthermore, to the extent the Company has any earnings, it will likely retain earnings to pay down debt, or expand corporate operations and not use such earnings to pay dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total long-term liabilities and capitalization as of September 30, 2020 on:

●	an actual basis; and

●

on an as adjusted basis, to give further effect to this sale by us of 3,398,058 shares of common stock in this offering at an assumed public offering price of $2.06 per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, but without adjusting for any other changes subsequent to September 30, 2020. The as adjusted basis:

•	assumes no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis,

•	excludes the proceeds, if any, from the exercise of any pre-funded warrants issued in this offering,

•	assumes no exercise of the overallotment option by the underwriter, and

•

gives effect to the issuance of 601,674 shares of our common stock to be issued at the closing of this offering upon conversion of approximately $1.31 million of subordinated debt held by Cross River Partners pursuant to the Cross River Conversion Agreement, but excludes the proceeds, if any, from the exercise of warrants to be issued to Cross River Partners in connection such conversion.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in or incorporated by reference into this prospectus.

	At September 30, 2020
	Actual	As Adjusted
	(unaudited) (In thousands except share and per share amounts)
Cash and cash equivalents	$–	$3,200

Total long-term liabilities, net of current portion	23,691	19,380

Stockholders’ equity:
Preferred stock, $0.005 par value: 10,000,000 authorized, 0 shares issued and outstanding	–	–
Common stock, $0.005 par value: 100,000,000 shares authorized, actual and pro forma; 4,672,586 shares issued, actual and 8,665,411 shares issued, pro forma; 6,907 shares of treasury stock, actual and pro forma; and 4,665,679 shares outstanding, actual and 8,658,504 shares outstanding, pro forma	23	43
Additional paid-in capital	26,790	34,281
Accumulated deficit	(23,809)	(23,809)
Total stockholders’ equity	3,004	10,515

Total capitalization	$26,695	$29,895

The foregoing as adjusted information is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and the other terms of this offering determined at pricing.

The number of shares of common stock to be outstanding after this offering is based on 4,665,679 shares outstanding as of September 30, 2020 and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, nor does it give effect to:

●	1,043,607 shares of common stock underlying warrants outstanding as of September 30, 2020, having a weighted average exercise price of $3.73 per share;

●	98,236 shares of common stock underlying options outstanding as of September 30, 2020, having a weighted average exercise price of $4.65 per share;

●	569,700 shares available as of September 30, 2020 for future issuance under the Enservco Corporation 2016 Stock Incentive Plan; and

●	150,418 shares of common stock underlying warrants to be issued to Cross River Partners pursuant to the Cross River Conversion Agreement, having a per share exercise price equal to $2.507.

All share and per share information at September 30, 2020 has been adjusted to give effect to our 1-for-15 reverse stock split effective November 20, 2020.

Dilution

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of September 30, 2020, our net tangible book value was $3.0 million, or $0.64 per share of common stock issued and outstanding (adjusted to give effect to our 1-for-15 reverse stock split that occurred on November 20, 2020). Net tangible book value per share represents the value of our total tangible assets, less the amount of our total liabilities, divided by the number of issued and outstanding shares of our common stock.

Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of 3,398,058 shares of common stock in this offering at an assumed public offering price of $2.06 per share, and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our net tangible book value subsequent to September 30, 2020, and giving pro forma effect to the issuance of 601,674 shares of our common stock to be issued at the closing of this offering upon conversion of approximately $1.31 million of subordinated debt held by Cross River Partners pursuant to the Cross River Conversion Agreement (but excludes the proceeds, if any, from the exercise of warrants to be issued to Cross River Partners in connection such conversion), our pro forma net tangible book value would have been $1.21 per share. This represents an immediate increase in net tangible book value of $0.42 per share to our existing stockholders and immediate dilution of $0.85 per share to new investors purchasing shares at the public offering price. The dilution figures assume no sale of pre-funded warrants, which, if sold, would reduce the number of shares of common stock that we are offering on a one-for-one basis, and excludes the proceeds, if any, from the exercise of any pre-funded warrants or issued in this offering. The dilution figures also assume no exercise of the overallotment option by the underwriter. The following table illustrates this dilution on a per share basis (per share amounts as of September 30, 2020 have been adjusted to reflect our 1-for-15 reverse stock split that occurred on November 20, 2020):

Assumed public offering price per share		$2.06
Net tangible book value per share at September 30, 2020	$0.64
Pro forma increase in net tangible book value per share attributable to investors purchasing our common stock in this offering and the conversion of subordinated debt by Cross River Partners	$0.57
Pro forma net tangible book value per share as of September 30, 2020, after giving effect to this offering and the conversion of subordinated debt by Cross River Partners		$1.21
Dilution in net tangible book value per share to investors purchasing our common stock in this offering		$0.85

If the underwriter exercises in full its option to purchase 509,709 additional shares in full, the pro forma net tangible book value per share of our common stock after giving effect to this offering and the conversion of subordinated debt by Cross River Partners would be approximately $1.25 per share, and the dilution in net tangible book value per share to investors in this offering would be approximately $0.81 per share of common stock.

The foregoing information is illustrative only. The actual dilution per share to investors purchasing our common stock in this offering will depend on the actual number of shares sold by us in this offering and the purchase price per share paid by investors in this offering.

The number of shares of common stock to be outstanding after this offering is based on 4,665,679 shares outstanding as of September 30, 2020, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, and does not give effect to:

●	1,043,667 shares of common stock underlying warrants outstanding as of September 30, 2020, having a weighted average exercise price of $3.73 per share;

●	98,236 shares of common stock underlying options outstanding as of September 30, 2020, having a weighted average exercise price of $4.65 per share;

●	569,700 shares available for future issuance as of September 30, 2020 under the Enservco Corporation 2016 Stock Incentive Plan; or

●	150,418 shares of common stock underlying warrants to be issued to Cross River Partners pursuant to the Cross River Conversion Agreement, having a per share exercise price equal to $2.507.

All share and per share information at September 30, 2020 has been adjusted to give effect to our 1-for-15 reverse stock split effective November 20, 2020.

Description of Capital Stock

General

The following description summarizes certain important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”), and to the applicable provisions of Delaware law. Our authorized capital stock consists of 110,000,000 shares of capital stock, $0.005 par value per share, of which:

●	100,000,000 shares are designated as common stock; and

●	10,000,000 shares are designated as preferred stock.

As of February 1, 2021, there were 100,000,000 shares of common stock issued, of which 6,617,274 were outstanding and 6,907 shares were held as treasury stock. As of February 1, 2021, no shares of preferred stock were outstanding. Our Board of Directors is authorized, without stockholder approval except as required by the listing standards of the NYSE American, to issue additional shares of capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Common Stock are entitled to receive dividends out of funds legally available if our Board of Directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board of Directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in the Certificate of Incorporation. Each successor elected to replace a director whose term of office expires at an annual meeting will serve for a term of one year ending on the date of the next annual meeting of stockholders and until his or her respective successor has been duly elected and qualified. The directors are subject to election by a majority of the votes cast at each annual meeting of stockholders. In the event that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of common stock are fully paid and non-assessable and the shares offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

Pursuant to our Certificate of Incorporation, we are currently authorized to designate and issue up to 10,000,000 shares of preferred stock, $0.005 par value per share. Our Board of Directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board of Directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might adversely affect the market price of common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock. We have no shares of preferred stock issued or outstanding.

Anti-Takeover Provisions

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

The Certificate of Incorporation and the Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our Board of Directors or management team, including the following:

Board of Directors Vacancies. The Certificate of Incorporation and the Bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board of Directors will be permitted to be set only as provided in, or in the manner provided by the Bylaws. The Certificate of Incorporation provides that the number of directors will be no fewer than three and no more than nine, as determined by resolution of our Board of Directors from time to time. These provisions would prevent a stockholder from increasing the size of our Board of Directors and then gaining control of our Board of Directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our Board of Directors and will promote continuity of management.

Special Meeting of Stockholders. The Certificate of Incorporation provides that special meetings of our stockholders may be called by our Board of Directors, our President or by our President or upon request to do so by holders of at least 10% of our outstanding shares entitled to vote at the meeting. Shareholders requesting such action must also provide all of the information that would be required to be included in a proxy statement under Section 14(a) of the Exchange Act.

Advance Notice Requirements for Director Nominations. The Bylaws provide advance notice procedures for stockholders seeking to nominate candidates for election as directors at our annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice of such nominations. These provisions might preclude our stockholders from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No Cumulative Voting. The Delaware General Corporation Law (the “DGCL”), provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting.

Amendment of Certificate of Incorporation Provisions. Any amendment of the above provisions in the Certificate of Incorporation requires approval by holders of at least a majority of the voting power of our then outstanding capital stock except for Article VII governing director liability and indemnification which requires the affirmative vote of two-thirds of our outstanding stock entitled to vote thereon.

Issuance of Undesignated Preferred Stock. Our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board of Directors. The existence of authorized but unissued shares of preferred stock would enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401. Its telephone number is (303) 262-0600.

Limitations of Liability and Indemnification

The Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors are not to be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

The Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained or will obtain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

Our common stock is listed on the NYSE American under the symbol “ENSV.”

Description of PRE-FUNDED WARRANTS

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the pre-funded warrants .

Pre-Funded Warrants

General. The term “pre-funded” refers to the fact that the purchase price of the pre-funded warrants in this offering includes almost the entire exercise price that will be paid under the pre-funded warrants, except for a nominal remaining exercise price of $0.005. The purpose of the pre-funded warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving pre-funded warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the pre-funded warrants at a nominal price at a later date.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.005 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the pre-funded warrants and we do not plan on applying to list the pre-funded warrants on the New York American, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

UNDERWRITING

We have entered into an underwriting agreement, dated [•], 2021, with A.G.P./Alliance Global Partners with respect to the shares of common stock and pre-funded warrants. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, the shares of common stock and pre-funded warrants, provided below opposite their respective names.

Underwriter	Number of shares of common stock	Number of pre-funded warrants
A.G.P./Alliance Global Partners

Total:

The underwriter is committed to purchase all the shares of common stock and the pre-funded warrant, offered by us other than those covered by the option to purchase additional shares as described in the “Over-allotment Option” section below. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

Discount, Commissions and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock and the pre-funded warrants, at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of  $[•] per share of common stock and pre-funded warrants. The underwriter may allow, and certain dealers may reallow, a discount from the concession not in excess of $[•] per share of common stock and the pre-funded warrant to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock and the pre-funded warrants, are offered by the underwriter as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriter has informed us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriter by us in connection with this offering:

	Per Share	Per Pre-Funded Warrant	Total without Exercise of Over-allotment option	Total with Exercise of Over-allotment option
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

We have agreed to reimburse the underwriter up to $80,000 for their actual and accountable out-of-pocket expenses and up to $15,000 for their non-accountable expenses. We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriter’s out-of-pocket expenses, but excluding the underwriting discount referred to above, will be approximately $285,000.

Over-allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an additional 509,709 shares of common stock (up to 15% of the number of shares of common stock sold in the primary offering), solely to cover overallotments, if any, at the public offering price set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock are purchased pursuant to the over-allotment option, the underwriter will offer these shares of common stock on the same terms as those on which the other securities are being offered.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

Our directors and executive officers have entered into lock-up agreements. Under these agreements, these individuals have agreed, subject to specified exceptions, not to sell or transfer any shares of common stock or securities convertible into, or exchangeable or exercisable for, our shares of common stock during a period ending 90 days after the date of this prospectus, without first obtaining the written consent of A.G.P./Alliance Global Partners. Specifically, these individuals have agreed, in part, not to:

●

offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, whether now owned or hereafter acquired or with respect to which such person has or later acquires the power of disposition, whether any such transaction is to be settled by delivery of our securities, in cash, or otherwise;

●

enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our securities, whether any such transaction is to be settled by delivery of our shares of common stock, in cash or otherwise;

●	make any demand for or exercise any right with respect to the registration of any of our securities; or

●	publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any of our securities.

Notwithstanding these limitations, these shares of common stock may be transferred under limited circumstances, including, without limitation, by gift, will or intestate succession.

In addition, we have agreed that, for a period of 90 days from the date of this prospectus, with certain exceptions, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for our shares of common stock; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital, whether any such transaction described in clause (i) or (ii); or (iii) except as provided in the lock-up agreement, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares or securities convertible into or exercisable or exchangeable for shares or any other of our securities; or (d) publicly disclose the intention to do any of the foregoing for a period commencing on the date hereof and ending 90 days after the closing date of the offering.

Stabilization

In connection with this offering, the underwriter may engage in over-allotment transactions, syndicate-covering transactions, stabilizing transactions, penalty bids and purchases to cover positions created by short sales.

●

Stabilizing transactions permit bids to purchase shares, so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

●

Over-allotment transactions involve sales by the underwriter of shares of common stock in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position, which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriter is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing common stock in the open market.

●

Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common stock to close out the short position, the underwriter will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase common stock through exercise of the over-allotment option. If the underwriter sells more shares of common stock than could be covered by exercise of the over-allotment option, and, therefore, has a naked short position, the position can be closed out only by buying common stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions.

Neither we nor the underwriter makes any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NYSE American or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriter and any selling group members may engage in passive market making transactions in our common shares on the NYSE American in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates may in the future provide, various investment banking and other financial services for us for which services they may in the future receive, customary fees. In the course of their businesses, the underwriter and its affiliates may actively trade or loan our securities for its own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Maslon LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriter by Duane Morris LLP, New York, New York.

EXPERTS

The audited financial statements of Enservco Corporation as of December 31, 2019 and 2018 and for the two years then ended, incorporated by reference in this prospectus and elsewhere in this registration statement, have been so incorporated by reference in reliance on the report of Plante & Moran, PLLC, independent registered public accountants, upon the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 20, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on May 19, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 14, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC on November 12, 2020;

•

our Current Reports on Form 8-K filed with the SEC on January 10, 2020, February 14, 2020, April 16, 2020 (the second Form 8-K filed on such date), April 28, 2020, June 2, 2020, June 29, 2020, September 16, 2020, September 21, 2020, September 28, 2020 (the first Form 8-K filed on such date), September 28, 2020 (the second Form 8-K filed on such date); October 13, 2020, November 12, 2020, January 21, 2021, February 2, 2021 and February 3, 2021, in each case to the extent the information in such reports is filed and not furnished; and

•

our definitive proxy statement filed pursuant Section 14 of the Exchange Act in connection with our 2020 annual meeting of stockholders, filed with the SEC on May 12, 2020, as supplemented by the supplement to proxy statement filed with the SEC on June 12, 2020.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial filing of the registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Enservco Corporation, Attention: Corporate Secretary; 14133 County Rd 9 1/2, Longmont, Colorado, 80504.

You also may access these filings on our website at www. enservco.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the shares of common stock being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the common stock offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

3,398,058 Shares of Common Stock

Pre-Funded Warrants to Purchase Up to 3,398,058 Shares of Common Stock

PROSPECTUS

________________

[•] , 2021

A.G.P.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Enservco Corporation. (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant.

Amount to be Paid
SEC Registration fee	$878.26
Financial Industry Regulatory Authority, Inc. filing fee	1,707.50
Printing and engraving expenses	10,000.00
Legal fees and expenses	100,000.00
Accounting fees and expenses	50,000.00
Transfer Agent’s fees	5,000.00
Underwriter’s accountable and non-accountable reimbursable expenses	95,000.00
Miscellaneous fees and expenses	22,414.24
Total	$285,000.00

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

Our Certificate of Incorporation, as amended and restated, contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our Bylaws, as amended and restated, provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

The limitation of liability and indemnification provisions that are expected to be included in our Certificate of Incorporation, our Bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or third-party agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board of Directors.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K dated December 30, 2010, and filed on January 4, 2011)
3.2

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K dated June 20, 2014, and filed on June 25, 2014)

3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (Incorporated by reference from the Company’s Current Report on Form 8-K filed on January 21, 2021)
3.4	Amended and Restated Bylaws (Incorporated by reference from the Company’s Current Report on Form 8-K dated July 27, 2010, and filed on July 28, 2010)
4.1	Description of Securities. Filed herewith (Incorporated by reference from the Company’s Annual Report on Form 10-K, filed on March 20, 2020)
4.2	Warrant – 645,161 Shares (Incorporated by reference from the Company’s Current Report on Form 8-K dated June 28, 2017, and filed on July 3, 2017)
4.3	Warrant – 967,741 Shares (Incorporated by reference from the Company’s Current Report on Form 8-K dated June 28, 2017, and filed on July 3, 2017)
4.4	Warrant issued to East West Bank dated September 23, 2020 (Incorporated by reference from the Company's Current Report on Form 8-K dated September 23, 2020 and filed on September 28, 2020)
4.5*	Form of Pre-Funded Warrant

5.1*	Opinion of Maslon LLP
10.1	2016 Stock Incentive Plan (Incorporated by reference from the Company’s Proxy Statement on Form DEF 14A and filed on August 16, 2016)
10.2	Employment Agreement between the Company and Ian Dickinson (Incorporated by reference from the Company’s Current Report on Form 8-K dated May 5, 2017 and filed May 11, 2017)
10.3	Employment Agreement between the Company and Dustin Bradford (Incorporated by reference from the Company's Current Report on Form 8-K dated April 23, 2018 and filed on April 27, 2018)
10.4	Employment Agreement between the Company and Kevin Kersting (Incorporated by reference from the Company's Current Report on Form 8-K dated May 21, 2018 and filed on May 22, 2018)
10.5	Employment Agreement between the Company and Marjorie A. Hargrave (Incorporated by reference from the Company's Current Report on Form 8-K dated July 24, 2019, and filed on July 24, 2019)
10.6

Loan and Security Agreement with East West Bank, a California banking corporation (Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed on August 14, 2017)

10.7	Form of Indemnification Agreement. (Incorporated by reference from Exhibit 10.07 to the Company’s Annual Report on Form 10-K dated December 31, 2013 and filed on March 18, 2014)
10.8	Subordinated Loan Agreement (Incorporated by reference from the Company’s Current Report on Form 8-K dated June 28, 2017, and filed on July 3, 2017)
10.9	Subordinated Promissory Note – $1.0 Million (Incorporated by reference from the Company’s Current Report on Form 8-K dated June 28, 2017, and filed on July 3, 2017)
10.10	Subordinated Promissory Note – $1.5 Million (Incorporated by reference from the Company’s Current Report on Form 8-K dated June 28, 2017, and filed on July 3, 2017)
10.11

Executive Severance Agreement dated January 8, 2018, by and between Tucker Franciscus and the Company (Incorporated by reference from the Company's Current Report on Form 8-K dated January 8, 2018 and filed on January 9, 2018)

10.12

Executive Severance Agreement dated April 27, 2018, by and between Austin Peitz and the Company (Incorporated by reference from the Company's Current Report on Form 8-K dated April 27, 2018 and filed on April 30, 2018)

10.13

Executive Severance and Consulting Agreement effective July 24, 2019, by and between Dustin Bradford and the Company (Incorporated by reference from the Company's Current Report on Form 8-K dated July 24, 2019, and filed on July 24, 2019)

10.14

First Amendment to Loan and Security Agreement and Waiver, dated November 20, 2017 ( Incorporated by reference from the Company's Current Report on Form 8-K dated November 20, 2017, and filed on November 21, 2017)

10.15	Second Amendment to Loan and Security Agreement dated October 26, 2018 (Incorporated by reference from the Company's Current Report on Form 8-K dated October 26, 2018 and filed on November 1, 2018)
10.16	Third Amendment to Loan and Security Agreement dated August 12, 2019 (Incorporated by reference from the Company's Current Report on Form 10-Q dated June 30, 2019 and filed on August 14, 2019)
10.17

Membership Interest Purchase Agreement to purchase Adler Hot Oil Service, LLC (Incorporated by reference from the Company’s Current Report on Form 8-K dated December 2, 2016, and filed on December 7, 2016)

10.18	Seller Subordinated Promissory Note (Incorporated by reference from the Company's Current Report on Form 8-K dated October 26, 2018 and filed on November 1, 2018)
10.19

Promissory Note between Enservco Corporation and East West Bank dated April 10, 2020 (Incorporated by reference from the Company's Current Report on Form 8-K dated April 10, 2020 and filed on April 16, 2020)

10.20

Executive Severance Agreement effective May 29, 2020, by and between Ian E. Dickinson and the Company (Incorporated by reference from the Company's Current Report on Form 8-K dated May 29, 2020 and filed on June 2, 2020)

10.21	Fourth Amendment to Loan and Security Agreement (Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed on August 14, 2020)
10.22

Fifth Amendment to the Loan and Security Agreement and Waiver, dated as of September 23, 2020, by and among Enservco Corporation, a Delaware corporation, Dillco Fluid Service, Inc., a Kansas corporation, Heat Waves Hot Oil Service LLC, a Colorado limited liability company, Heat Waves Water Management LLC, a Colorado limited liability company, and Adler Hot Oil Service, LLC, a Delaware limited liability company, solely for the purpose of Section 13, Cross River Partners, L.P., a Delaware limited partnership and East West Bank, a California banking corporation (Incorporated by reference from the Company's Current Report on Form 8-K dated September 23, 2020 and filed on September 28, 2020)

10.23

Sales Agreement, dated September 28, 2020, by and between Enservco Corporation and A.G.P./Alliance Global Partners (Incorporated by reference from the Company's Current Report on Form 8-K dated September 28, 2020 and filed on September 28, 2020)

10.24	Sixth Amendment to Loan and Security Agreement (Incorporated by reference from the Company’s Current Report on Form 8-K dated February 1, 2020 and filed on February 2, 2021
10.25	Note Conversion Agreement effective as of February 2, 2021 by and between Enservco Corporation and Cross River Partners, L.P. (Incorporated by reference from the Company’s Current Report on Form 8-K dated February 2, 2020 and filed on February 3, 2021)
21.1	Subsidiaries of Enservco Corporation (Incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 20, 2020)
23.1*	Consent of Plante & Moran, PLLC
23.2*	Consent of Maslon LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see signature page to Registration Statement on Form S-1 filed on January 21, 2021)

*	Filed herewith

(b) Consolidated Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the consolidated financial statements and the related notes.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 3, 2021.

ENSERVCO CORPORATION (Registrant)

By:	/s/ Richard A. Murphy
Richard A. Murphy Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Richard A. Murphy		February 3, 2021
Richard A. Murphy	Director and Executive Chairman (Principal Executive Officer)

/s/ Marjorie Hargrave
Marjorie Hargrave	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 3, 2021

*
Robert S. Herlin	Director	February 3, 2021

*
William A. Jolly	Director	February 3, 2021

*By: /s/ Richard A. Murphy
Richard A. Murphy
Attorney-in-fact